Exhibit 99.1
419 WEST PIKE STREET • P.O. BOX 629 • JACKSON CENTER, OHIO 45334-0629
PHONE 937-596-6849 • FAX 937-596-6539
NEWS RELEASE
Date: February 28, 2006
Contact: Wade F. B. Thompson or Peter B. Orthwein
THOR REPORTS RECORD SALES, NET INCOME, EPS IN QUARTER, 6 MONTHS;
RESULTS FAR EXCEED WALL STREET ESTIMATES
BACKLOG UP 50%, HIGHEST EVER; RETAIL SALES VERY STRONG;
INCREASES QUARTERLY DIVIDEND 40% TO 7¢ PER SHARE;
MARKET SHARE IN ALL RV CATEGORIES INCREASES.
Thor Industries, Inc. (NYSE:THO), the largest manufacturer of recreation vehicles and the largest builder of mid-size buses, announced today record results for the second quarter and six months ended January 31, 2006.
Net income for the quarter was a record $31,874,000, up 54% from $20,638,000 last year. E.P.S. for the quarter were 56¢, up 56% from last year’s 36¢. Sales for the quarter were $642,047,000, up 20% from $537,041,000 last year.
Net income for the six months was $75,239,000, up 35% from $55,711,000 last year. E.P.S. for the six months were $1.33, up 36% from 98¢ last year. Sales for the six months were $1,403,370,000, up 20% from $1,169,767,000 last year.
RV income before tax in the quarter was $52,173,000, up 55% from $33,585,000 last year and was $121,963,000 in the six months, up 37% from $89,179,000 last year. RV sales in the quarter were $571,702,000, up 19% from $479,027,000 last year and were $1,254,032,000 in the six months, up 18% from $1,061,323,000 last year. Bus income before tax in the quarter was $1,985,000, up 48% from $1,342,000 last year and was $3,979,000 in the six months, up 61% from $2,468,000 last year. Bus sales were $70,345,000 in the quarter, up 21% from $58,014,000 last year and were $149,338,000 in the six months, up 38% from $108,444,000 last year. Corporate costs were $3,490,000 in the quarter versus $2,018,000 last year and were $5,836,000 in the six months versus $2,722,000 last year. Backlog on January 31, 2006, was $672 million, the highest in the company’s history and up 50% from $449 million last year. RV backlog was $498 million, up 59% from last year’s $313 million and Bus backlog was $174 million, up 28% from $136 million last year.
Thor’s Board of Directors voted to increase its quarterly dividend 40% from 5¢ per share to 7¢ per share first payable on April 3, 2006 to stockholders of record on March 17, 2006.
“We are extremely pleased with these results, especially with the improvements in our gross and net margins. E.P.S. of 56¢ in the quarter were 9¢ per share higher than Wall Street consensus estimates of 47¢. Several factors contributed to this record performance, including continuing exceptional strength in our towables business; a decline in warranty costs in the quarter; profits at Thor California versus a loss last year; and improvements in bus sales and profits,” said Wade F. B. Thompson, Thor Chairman. “Our RV unit retail sales in the quarter, excluding units to hurricane evacuees, were up 18% to 12, 975 units versus 11, 027 units last year, based on our internal tracking system. In January 2006, our RV retail unit sales were up 34% over last year, excluding hurricane related units. With our record cash and backlog we expect increases in sales and profitability to continue,” Thompson added.
In calendar 2005, Thor increased its market share in all of its RV product categories, according the Statistical Surveys. Thor’s travel trailer and fifth wheel U.S. market share increased to 30.8% from 29.8% in 2004. In motor homes, Thor’s market share increased to 12.5%, up from 11.3% last year and in park models, Thor’s market share increased to 25.8% in 2005 from 24.6% in 2004. Travel trailers and fifth wheels, which account for about 68% of Thor sales, continue to be the RV industry’s fastest growth segment.
This release includes “forward looking statements” that involve uncertainties and risks. There can be no assurance that actual results will not differ from the Company’s expectations. Factors which could cause materially different results include, among others, the success of new product introductions, the pace of acquisitions and cost structure improvements, competitive and general economic conditions, and the other risks set forth in the Company’s filings with the Securities and Exchange Commission.

THOR INDUSTRIES, INC.
STATEMENT OF INCOME FOR THE 3 AND 6 MONTHS ENDED JANUARY 31, 2006 and 2005
$000 except per share — unaudited

	3 MONTHS ENDED JANUARY 31				6 MONTHS ENDED JANUARY 31
	2006	%	2005	%	2006	%	2005	%

Net sales	$642,047		$537,041		$1,403,370		$1,169,767
Gross profit	$89,963	14.0%	$67,832	12.6%	$201,605	14.4%	$158,606	13.6%
Selling, general and administrative	$40,999	6.4%	$35,493	6.6%	$85,098	6.1%	$71,572	6.1%
Amortization of intangibles	$238	—	$269	.1%	$475	—	$471	—
Interest income (net)	$1,815	.3%	$474	.1%	$3,148	.2%	$1,236	.1%
Other income	$127	—	$365	.1%	$926	.1%	$1,126	.1%

Income before taxes	$50,668	7.9%	$32,909	6.1%	$120,106	8.6%	$88,925	7.6%
Taxes	$18,794	2.9%	$12,271	2.3%	$44,867	3.2%	$33,214	2.8%

Net income	$31,874	5.0%	$20,638	3.8%	$75,239	5.4%	$55,711	4.8%

E.P.S. — basic	$0.56		$0.36		$1.33		$0.98
E.P.S. — diluted	$0.56		$0.36		$1.32		$0.97
Average common shares outstanding-basic	56,593,434		56,712,923		56,580,913		56,834,930
Average common shares outstanding-diluted	56,982,007		57,141,714		56,942,738		57,210,661
SUMMARY BALANCE SHEETS — JANUARY 31 ($000) (unaudited)

	2006	2005		2006	2005
Cash and equivalents	$117,258	$70,122	Current liabilities	$280,555	$213,416
Investments, short term	112,737	14,174	Other liabilities	13,035	10,517
Accounts receivable	178,620	165,187	Stockholders’ equity	672,428	557,037
Inventories	190,858	194,225
Deferred income tax and other	23,645	20,612

Total current assets	623,118	464,320
Fixed assets	147,940	128,842
Investments — joint ventures	2,923	2,342
Goodwill	165,663	161,389
Other assets	26,374	24,077

Total	$966,018	$780,970		$966,018	$780,970